Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Investment Quality
Municipal Fund, Inc.
811-06178

A special meeting of shareholders was held in the offices of Nuveen Investments on November 27, 2012;
at this meeting the shareholders were asked to vote on the approval of an Agreement and Plan of Reorganization. The special meeting was subsequently adjourned to December 14, 2012 and January 24, 2013.

Final voting results for January 24, 2013 are as follows:

<c> Common and Preferred shares voting
together as a class

Preferred shares
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
              8,917,011
                            1,107
   Against
                 683,759
                                 -
   Abstain
                 449,512
                                 16
   Total
            10,050,282
                            1,123



Proxy materials are herein
incorporated by reference
to the SEC filing on October 24,
2012, under
Conformed Submission Type
Form 497, accession
number 0001193125-12-431809.